UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



FORM 4                                                                             OMB APPROVAL
/ /Check this box if no longer                                                     OMB NUMBER: 3235-0287
   subject to Section 16. Form 4                                                   EXPIRES: DECEMBER 31, 2001
   or Form 5 obligations                                                           ESTIMATED AVERAGE BURDEN HOURS
   may continue.                                                                   PER RESPONSE........0.5
   SEE Instruction 1(b).

         FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
          OF 1934, SECTION 17(A) OF THE PUBLIC UTILITY HOLDING COMPANY
          ACT OF 1935 OR SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940


(Print or Type Responses)

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1. Name and Address of Reporting Person* 2.Issuer Name and Ticker or Trading  6. Relationship of Reporting Person(s) to Issuer
                                           Symbol                                (Check all applicable)

                                                                                 --- Director          --- 10% Owner
                                                                                 --- Officer (give     -X- Other(specify below)
                                                                                     title below)

 Millard     Michael    G.                  Dreyfus High Yield Strategies Fund
 (Last)     (First)     (Middle)            (DHF)                               President & Director of The Dreyfus Corporation

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                                      3. I.R.S.              4. Statement for      7. Individual or Joint/Group (Check
200 Park Avenue                          Identification         Month/Year             Applicable Line)
----------------------                   Number of              June 2002
(Street)                                 Reporting           5. If Amendment,       -X  Form filed by One Reporting Person
                                         Person, if an          Date of             --- Form filed by More than One Reporting Person
                                         entity                 Original
New York,   NY         10166            (voluntary)            (Month/Year)
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(City)     (State)     (Zip)


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               TABLE I-- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security         2. Transaction  3. Transaction  4. Securities     5. Amount of          6. Ownership   7. Nature
(Instr. 3)                      Date            Code            Acquired (A)      Securities            Form:          of
                                                (Instr. 8)      or Disposed of    Beneficially Owned    Direct (D)     Indirect
Share of Beneficial Interest,                                   (D)               at End of Month       or Indirect    Beneficial
Par Value $.001 Per Share                                       (Instr. 3, 4                            (I)            Ownership
                                                                and 5)
                               (Month/         Code  V          Amount(A)         (Instr. 3 and 4)      (Instr. 4)  (Instr. 4)
                               Day/Year)                        or (D) Price
                                6/26/2002       P               10,000 A $4.25      10,000                D

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Type of Security
Here










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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
       4(b)(v).


                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                                        DISPLAYS A CURRENTLY VALID OMB- CONTROL NUMBER.




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                        TABLE II-- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of   2.  Conversion  3. Transaction 4. Transaction   5.  Number of       6. Date              7. Title     8. Price
   Derivative     or             Date           Code              Derivative         Exerciseable         and          of
   Security       Exercise       (Month/        (Instr.           Securities         and                  Amount       Derivative
   (Instr.3)      Price of       Day/Year       8)                Acquired (A) or    Expiration           of           Security
                  Derivative                                      Disposed of (D)    Date                 Underlying   (Instr.
                  Security                                        (Instr. 3, 4 and   (Month/Day/          Securities    5)
                                                Code V             5                  Year                (Instr.
                                                                                                          3 and 4)


                                                                   (A) (D)           Date       Expira-    Title Amount or
                                                                                     Exer-      tion             Number
                                                                                     cisable    Date             of Shares




9. Number of      10.  Ownership           11.  Nature
   derivative          Form of                  of Indirect
   Securities          Derivative               Beneficial
   Beneficially        Security:                Ownership
   Owned at            Direct (D)               (Instr. 4)
   End of Month        or Indirect
   (Instr. 4)          (I) (Instr. 4)

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Explanation of Responses:






                       ------------------------------------   ------------------
                         **Signature of Reporting Person           Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


 Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.

